Exhibit 99.1

Media Contacts	Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Covad Communications Group Reports
Third Quarter 2006 Results
Company continues next-generation network expansion, launches new small business voice solution, and increases revenues from growth products
Third Quarter Financial and Business Highlights
•	Net revenues of $118.6 million

•	23.7 percent increase in Direct subscription revenue from the third quarter of 2005

•	50.7 percent increase in subscription revenue from Growth products from the third quarter of 2005

•	A-EBITDA of $4.5 million, which includes $1.6 million of LPVA build-out costs. A-EBITDA excluding LPVA build-out costs was $6.1 million

•	Net loss of $8.7 million ($0.03 per share)

•	Cash, cash equivalents and short-term investments, restricted cash and investments decreased by $12.7 million. Excluding the cash outlay of $14.6 million related to the LPVA build-out expenditures, cash, cash equivalents and short-term investments, and restricted cash and investments increased by $1.9 million

•	Launch of Covad ClearEdge Office, the first hosted Voice over IP and high-speed Internet offering built specifically for businesses with fewer than twenty employees

•	698 of the 758 central offices completed in the nation’s largest next-generation network build-out. Remaining central offices expected to be completed within 45 days
San Jose, Calif. (October 26, 2006) – Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced its third quarter of 2006 financial results, including $118.6 million in net revenues, $4.5 million in A-EBITDA and a net loss of $8.7 million, or $0.03 loss per share.
Charles Hoffman, Covad president and chief executive officer, said: “In the third quarter we continued to grow our higher-margin, higher-bandwidth data, voice, and wireless solutions while achieving cash-flow positive, excluding the impact of the next-generation network project, ahead of schedule.”
“Covad continues to be a market leader in business-class broadband, voice over IP, and fixed broadband wireless by enhancing distribution, launching new products, and expanding network capabilities. In the third quarter we launched Covad ClearEdge Office, the first hosted VoIP solution built specifically to meet the needs of small businesses. We also continued to build the nation’s largest next-generation network, capable of offering the advanced broadband services that our customers increasingly demand. By focusing our resources on these and other growth initiatives, we have laid a strong foundation for continued success through the rest of 2006 and into 2007.”
Summary of Financial Results
•	Net revenues for the third quarter of 2006 totaled $118.6 million, an increase of $0.1 million from the $118.5 million reported for the second quarter of 2006, and an increase of $6.5 million, or 5.8 percent, from the $112.1 million reported for the third quarter of 2005.
•	Direct subscribers for the third quarter of 2006 contributed $40.3 million of net revenues, or 34.0 percent, as compared to $39.6 million, or 33.4 percent, for the second quarter of 2006, and $32.4 million, or 28.9 percent, for the third quarter of 2005. Wholesale subscribers for the third quarter of 2006 contributed $78.3 million of net revenues, or 66.0 percent, as compared to $78.9 million, or 66.6 percent, for the second quarter of 2006, and $79.7 million, or 71.1 percent, for the third quarter of 2005.
•	Subscription revenue from Growth products for the third quarter of 2006 totaled $44.0 million, an increase of $3.0 million, or 7.3 percent, from the second quarter of 2006, and an increase of $14.8 million, or 50.7 percent from the third quarter of 2005. Covad’s growth products are T-1, business ADSL, Line-Powered Voice Access (“LPVA”), Voice over Internet Protocol (“VoIP”) and wireless. The increase from the second quarter of 2006 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $2.0 million, VoIP subscription revenue of $0.8 million and Wireless subscription revenue of $0.2 million. The increase from the third quarter of 2005 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $8.4 million, VoIP subscription revenue of $3.2 million and wireless subscription revenue of $3.2 million. Subscription revenue from Growth products contributed 40.7 percent of total subscription revenues, an increase of 2.6 percent from the second quarter of 2006 and 11.8 percent from the third quarter of 2005. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.
•	Subscription revenue from Legacy products for the third quarter of 2006 totaled $64.2 million, a decrease of $2.4 million, or 3.6 percent, from the second quarter of 2006, and a decrease of $7.5 million, or 10.5 percent from the third quarter of 2005. Covad’s legacy products, primarily sold through wholesale channels, are consumer ADSL, business SDSL, frame relay and high-capacity transport circuits. The decreases from the second quarter of 2006 and third quarter of 2005 were primarily attributable to decreases in broadband subscription revenue from consumer ADSL and business SDSL and frame relay products. Subscription revenue from Legacy products contributed 59.3 percent of total subscription revenues, a decrease of 2.6 percent from the second quarter of 2006 and 11.8 percent from the third quarter of 2005. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.

•	Revenue from business subscribers contributed $92.3 million of net revenues, a 2.0 percent increase from second quarter of 2006 and a 14.1 percent increase from the third quarter of 2005. Revenue from business subscribers comprised 77.8 percent of net revenues, up from 72.2 percent in the third quarter of 2005 and 76.3 percent in the second quarter of 2006. Revenue from consumer subscribers for the third quarter of 2006 contributed $26.3 million of net revenues compared to $28.0 million in the second quarter of 2006 and $31.2 million in the third quarter of 2005. Revenue from consumer subscribers comprised 22.2 percent of net revenues, down from 27.8 percent in the third quarter of 2005 and 23.7 percent in the second quarter of 2006.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“A-EBITDA”) for the third quarter of 2006 totaled $4.5 million, a decrease of $21.1 million from the $25.6 million A-EBITDA reported for the second quarter of 2006, and an improvement of $16.4 million from the $11.9 million EBITDA loss reported for the third quarter of 2005. A-EBITDA in the third quarter of 2006 includes costs of approximately $1.6 million related to the build-out of LPVA service. The second quarter of 2006 includes the benefit of a tax adjustment that contributed approximately $19.5 million to Covad’s A-EBITDA. In addition, A-EBITDA for the second quarter of 2006 includes a $2.1 million benefit from an employment related tax adjustment and costs of $0.2 million for the LPVA build-out. Excluding these items, A-EBITDA for the third and second quarter of 2006 would have been $6.1 million and $4.2 million, respectively. Refer to the Selected Financial Data below, including Note 2, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.
•	Net loss for the third quarter of 2006 totaled $8.7 million, or $0.03 loss per share, a decrease of $21.2 million from the $12.5 million net income, or $0.04 per share, reported for the second quarter of 2006 and an improvement of $7.1 million from the $15.8 million net loss, or $0.06 loss per share, reported for the third quarter of 2005. As stated above, third quarter of 2006 results include costs of approximately $1.6 million related to the build-out of LPVA service. Second quarter of 2006 includes a $19.5 million benefit from a tax adjustment, $2.1 million benefit from an employment related tax adjustment and costs of $0.2 million related to the LPVA build-out. Included in net loss for the third quarter of 2005 is a $12.2 million net gain from the sale of part of Covad’s investment in ACCA Networks Co. Ltd, a Japanese broadband provider. Excluding these items, net loss for third and second quarter of 2006, and third quarter of 2005 would have been $7.1 million, $8.9 million and $28.0 million, respectively.
•	Cash, cash equivalents and short-term investments, restricted cash and investments, at the end of the third quarter of 2006 totaled $82.6 million, a decrease of $12.7 million when compared to the balance of $95.3 million at the end of the second quarter of 2006. Excluding the cash outlay of $14.6 million related to the LPVA build-out expenditures, which is being funded with the proceeds from the strategic agreement with EarthLink, cash, cash equivalents and short-term investments, and restricted cash and investments increased by $1.9 million for the third quarter of 2006.
“Reaching cash-flow positive, excluding the impact of the next-generation network project, is a significant milestone for Covad,” said Christopher Dunn, Covad’s chief financial officer. “By achieving this ahead of schedule we are demonstrating to shareholders our commitment to operational and financial discipline while we continue the transition of our business from legacy products to bundled, higher-speed, value-added growth solutions.”

Business Outlook
For the fourth quarter of 2006, Covad expects:
•	Net revenues in the range of $119.0 – $121.0 million.
•	A-EBITDA in the range of $5.0 — $8.0 million, which includes approximately $2.0 million in LPVA build-out operating expenses
•	Net loss in the range of $7.3 – $12.3 million.
•	A decrease in cash, cash equivalents and short-term investments, restricted cash and investments in the range of $4.4 — $6.4 million which includes $7.0 million in LPVA build-out expenditures and $1.4 million related to our recently announced acquisition of the assets of DataFlo, which we expect to close in the fourth quarter of 2006. Excluding these items, cash, cash equivalents and short-term investments, and restricted cash and investments is expected to increase by $2.0 — $4.0 million.
For the Full-Year 2006, Covad expects:
•	Net revenues in the range of $473.8 — $475.8 million.
•	A-EBITDA in the range of $37.9 — $40.9 million, which includes approximately $3.6 million of LPVA build-out operating expenses. A-EBITDA includes the benefit of the aforementioned one-time tax adjustment that contributed approximately $19.5 million to A-EBITDA.
•	Net loss in the range of $12.8 to 17.8 million
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Thursday, October 26, 2006 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/about_investors.shtml. Investors and press may also listen by telephone to the call by dialing (800) 240-2134. Participants are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on November 4, 2006 by dialing (800) 405-2236 and reference pass code 11072635.

About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the company’s expected revenue, net loss, A-EBITDA, net usage of cash, cash equivalents and short term investments, including restricted cash and investments and LPVA build-out cash outlay. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services and improve our existing services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

	As of	As of	As of
	Sep 30, 2006	Jun 30, 2006	Dec 31, 2005
Condensed Consolidated Balance Sheet Data

Cash, cash equivalents, and short-term investments	$57,956	$55,877	$96,501
Restricted cash and cash equivalents	24,674	39,428	5,503
Accounts receivable, net	35,075	34,010	28,074
All other current assets	9,978	11,148	10,971
Property and equipment, net	87,628	78,487	71,663
Collocation fees and other intangible assets, net	23,903	25,353	20,715
Goodwill	50,002	50,020	36,626
Deferred costs of service activation	25,304	24,763	25,456
Deferred debt issuance costs, net	4,292	4,683	3,223
All other long-term assets	1,753	2,254	1,849

Total assets	$320,565	$326,023	$300,581

Total current liabilities	$99,226	$96,720	$133,217
Long-term debt	167,240	165,000	125,000
Collateralized and other long-term customer deposits	2,441	4,464	16,912
Unearned revenues	41,308	41,533	43,758
Other long-term liabilities	1,926	2,117	1,863
Total stockholders’ equity (deficit)	8,424	16,189	(20,169)

Total liabilities and stockholders’ equity (deficit)	$320,565	$326,023	$300,581

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sep 30, 2006	Jun 30, 2006	Sep 30, 2005	Sep 30, 2006	Sep 30, 2005
Condensed Consolidated Statements of Operations Data

Revenues, net	$118,562	$118,535	$112,069	$354,848	$329,528

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	83,410	80,802	84,497	244,149	233,486
Benefit from transaction tax adjustment	—	(19,455)	—	(19,455)	—
Selling, general and administrative	31,259	31,889	39,513	98,113	123,379
Depreciation and amortization of property and equipment	8,210	8,080	12,040	24,938	38,734
Amortization of collocation fees and other intangible assets	2,502	2,636	3,998	7,538	14,079
Provision for restructuring and post-employment benefits	186	511	—	1,460	—

Total operating expenses	125,567	104,463	140,048	356,743	409,678

Income (loss) from operations	(7,005)	14,072	(27,979)	(1,895)	(80,150)

Other income (expense)
Gain on deconsolidation of subsidiary	—	—	—	—	53,963
Gain on sale of equity securities	—	—	12,177	—	28,844
Other	(1,695)	(1,599)	(3)	(3,612)	(491)

Other income (expense), net	(1,695)	(1,599)	12,174	(3,612)	82,316

Net income (loss)	$(8,700)	$12,473	$(15,805)	$(5,507)	$2,166

Earnings (loss) per common share:
Basic	$(0.03)	$0.04	$(0.06)	$(0.02)	$0.01

Diluted	$(0.03)	$0.04	$(0.06)	$(0.02)	$0.01

Weighted-average number of common shares outstanding
Basic	295,604	292,993	266,412	288,435	264,731

Diluted	295,604	340,064	266,412	288,435	270,342

Gross Margin (Note 1)	$35,152	$37,733	$27,572	$110,699	$96,042
% of revenue	29.6%	31.8%	24.6%	31.2%	29.1%

	Three Months Ended			Nine Months Ended
	Sep 30, 2006	Jun 30, 2006	Sep 30, 2005	Sep 30, 2006	Sep 30, 2005
A-EBITDA Calculation (Note 2)

Net income (loss)	$(8,700)	$12,473	$(15,805)	$(5,507)	$2,166
Plus: Other income (expense), net	1,695	1,599	(12,174)	3,612	(82,316)
Depreciation and amortization of property and equipment	8,210	8,080	12,040	24,938	38,734
Amortization of collocation fees and other intangible assets	2,502	2,636	3,998	7,538	14,079
Employee stock-based compensation	785	837	—	2,286	—

A-EBITDA	$4,492	$25,625	$(11,941)	$32,867	$(27,337)

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	Sep 30, 2006	Jun 30, 2006	Sep 30, 2005	Sep 30, 2006	Sep 30, 2005
Consolidated Revenue Data (Note 3 through 7)
Broadband subscription revenue	$93,245	$93,783	$92,814	$280,558	272,637
VoIP subscription revenue	6,951	6,194	3,777	19,269	8,946
Wireless subscription revenue	3,175	2,970	—	7,495	—
High-capacity circuit subscription revenue	4,778	4,656	4,302	13,850	13,006

Total subscription revenue	108,149	107,603	100,893	$321,172	$294,589
Other revenue, net	10,413	10,932	11,176	33,676	34,939

Revenues, net	$118,562	$118,535	$112,069	$354,848	$329,528

Subscription revenue from Legacy products
Broadband — Consumer ADSL	$21,148	$22,779	$25,421	$68,061	$73,878
Broadband — Business SDSL & Frame Relay	38,255	39,163	41,975	117,465	128,778
High-capacity circuits	4,778	4,656	4,302	13,850	13,006

Total subscription revenue from Legacy products	64,181	66,598	71,698	199,376	215,662

Subscription revenue from Growth products
Broadband — T1, Business ADSL, LPVA	33,842	31,841	25,418	95,032	69,981
VoIP	6,951	6,194	3,777	19,269	8,946
Wireless	3,175	2,970	—	7,495	—

Total subscription revenue from Growth products	43,968	41,005	29,195	121,796	78,927

Total subscription revenue	108,149	107,603	100,893	321,172	294,589
Other revenue, net	10,413	10,932	11,176	33,676	34,939

Revenue, net	$118,562	$118,535	$112,069	$354,848	$329,528

Direct subscription revenue	$39,618	$38,318	$32,030	$114,068	$93,117
Wholesale subscription revenue	68,531	69,285	68,863	207,104	201,472

Total subscription revenue	$108,149	$107,603	$100,893	$321,172	$294,589

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)

	As of
	Sep 30, 2006	Jun 30, 2006	Sep 30, 2005
Key Operating Data

End of Period Lines (EOP)
Company
Business	239,337	238,130	230,985
Consumer	292,311	309,859	347,437

Total Company	531,648	547,989	578,422

Wholesale
Business	174,416	173,183	170,214
Consumer	280,637	296,741	328,279

Total Wholesale	455,053	469,924	498,493

Direct
Business	64,921	64,947	60,771
Consumer	11,674	13,118	19,158

Total Direct	76,595	78,065	79,929

Direct VoIP
Customers	1,481	1,343	1,037
Sites	2,492	2,282	1,379
Direct Wireless
Customers	3,129	3,026	n/a

Average Revenue per User (ARPU)

Company
Business	$100	$100	$98
Consumer	$24	$24	$25

Total Company	$58	$56	$54

Wholesale
Business	$83	$83	$81
Consumer	$24	$24	$25

Total Wholesale	$46	$45	$44

Direct
Business	$146	$145	$144
Consumer	$35	$34	$33

Total Direct	$128	$125	$117

Direct VoIP
Customers	$1,686	$1,668	$1,578
Sites	$960	$956	$898

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Business Outlook

	Q4-2006			Revised Full Year-2006
	Projected Range of Results			Projected Range of Results
A-EBITDA Calculation (Note 2)
Net loss	$(12.3)		$(7.3)	$(17.8)		$(12.8)
Plus: Other income (expense), net	2.5		2.0	6.1		5.6
Depreciation and amortization of property and equipment	11.5		10.5	36.5		35.5
Amortization of collocation fees and other intangible assets	2.5		2.0	10.0		9.5
Employee stock-based compensation	0.8		0.8	3.1		3.1

A-EBITDA (Note 2)	5.0		8.0	37.9		40.9
LPVA project operating expenses	2.0		2.0	3.6		3.6

A-EBITDA (Note 2), excluding LPVA project operating expenses	$7.0	to	$10.0	$41.5	to	$44.5

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.
2.	Management believes that Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“A-EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, (iii) other income (expense), net, and (iv) employee stock-based compensation expense, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management excludes employee stock-based compensation expense from this measure to make the results comparable to prior years when employee stock-based compensation expense was not included in the statement of operations. Management also uses this measure to evaluate the performance of its business segments and as a factor in its employee bonus program. A-EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. A-EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. A-EBITDA generally excludes the effect of capital costs.
3.	Broadband, VoIP, Wireless and High-Capacity subscription revenues are defined as billings for recurring services provided during the period. These subscription revenues exclude charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services and other adjustments. In addition, these subscription revenues include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes that Broadband, VoIP, Wireless and High-Capacity subscription revenues are useful measures for investors as they represent key indicators of the growth of the company’s core business. Management uses these subscription revenue measures to evaluate the performance of its business segments.
4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.
5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.
6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.
7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.
9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with equipment maintenance, central offices’ (COs) cost, installation costs paid to others, the internal installation services group, and federal universal service fund tax.